UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2006

DTS, Inc.

(Exact name of registrant as specified in its charter)

000-50335

(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

5171 Clareton Drive

Agoura Hills, California  91301

(Address of principal executive offices, with zip code)

(818) 706-3525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Changes to Compensation

On May 17, 2006, the Compensation Committee of the Board of Directors of DTS, Inc. (the “Company”) approved changes to the base salary amounts for Melvin L. Flanigan, Executive Vice President, Finance and Chief Financial Officer, and Blake A. Welcher, Executive Vice President, Legal and General Counsel. The base salary amounts listed in the table below shall apply retroactively starting with the first pay period in April, 2006.

Name	Title	Revised Base Salary

Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer	$255,000
Blake A. Welcher	Executive Vice President, Legal and General Counsel	$245,000

Amendment to Employment Agreement for Daniel E. Slusser

On May 17, 2006 the Compensation Committee of the Company’s Board of Directors approved an amendment to the Company’s employment agreement with Daniel E. Slusser, Chariman of the Company, executed February 3, 2006 and effective January 2, 2006.

Pursuant to the Amendment, upon Mr. Slusser’s retirement all future stock options granted to him by the Company will continue to vest as if Mr. Slusser were still employed by the Company. All stock options currently held by Mr. Slusser contain this provision and this amendment will not result in a change in the accounting treatment with regard to Mr. Slusser’s existing stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: May 17, 2006	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer